Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-203664-01

NORTHERN STATES POWER COMPANY

(a Minnesota corporation)

$300,000,000 2.20% FIRST MORTGAGE BONDS, SERIES DUE AUGUST 15, 2020

$300,000,000 4.00% FIRST MORTGAGE BONDS, SERIES DUE AUGUST 15, 2045

Issuer:	Northern States Power Company (a Minnesota corporation)
Issue Format:	SEC Registered
Expected Ratings*:	Aa3/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	August 4, 2015
Settlement Date:	August 11, 2015 (T+5)
Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on February 15, 2016

	2020 Bonds	2045 Bonds
Principal Amount:	$300,000,000	$300,000,000
Maturity Date:	August 15, 2020	August 15, 2045
Reference Benchmark:	1.625% due July 31, 2020	2.50% due February 15, 2045
Benchmark Price:	100-05+	92-06
Benchmark Yield:	1.589%	2.895%
Re-offer Spread:	+65 bps	+120 bps
Re-offer Yield:	2.239%	4.095%
Coupon:	2.20%	4.00%
Price to Public:	99.816%	98.367%
Net Proceeds to Issuer: Make-Whole Call:	$297,648,000 (before transaction expenses) Prior to July 15, 2020 (the par call date), T+10 bps (calculated to the par call date)	$292,476,000 (before transaction expenses) Prior to February 15, 2045 (the par call date), T+20 bps (calculated to the par call date)
Par Call:	On or after July 15, 2020, at par	On or after February 15, 2045, at par
CUSIP/ISIN:	665772CM9/US665772CM99	665772CN7/US665772CN72
Minimum Denominations:	$1,000
Joint Book-Running Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Co-Managers:	Loop Capital Markets LLC PNC Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp., toll-free at 1-800-854-5674, BNY Mellon Capital Markets, LLC, toll free at 1-800-269-6864, Mitsubishi UFJ Securities (USA), Inc., toll free at 1-877-649-6848, Mizuho Securities USA Inc., toll free at 1-866-271-7403, or Morgan Stanley & Co. LLC, toll free at 1-866-718-1649.